CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-221531, 333-219881, 333-204560, 333-190891, 333-181358, 333-227179 (including Post-Effective Amendment No. 1), 333-227180, and 333-228445 on Form S-8; and Registration Statement Nos. 333-222487, 333-222485, and 333-222731 on Form S-3; of our report dated March 13, 2019, relating to the financial statements of Melinta Therapeutics, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to uncertainty about the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Melinta Therapeutics, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Chicago, Illinois
March 13, 2019